                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             FOREST OIL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                               Daniel L. McNamara
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                PRELIMINARY COPY

                             FOREST OIL CORPORATION
                             950 Seventeenth Street
                         1500 Colorado National Building
                                Denver, CO 80202


                         -------------------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 10, 1995


                         -------------------------------

To the Shareholders of
FOREST OIL CORPORATION:

   As a shareholder of Forest Oil Corporation, a New York corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, on Wednesday, May 10, 1995, at 10:00 a.m., M.D.T., for the following purposes:

       1. Amend the Company's By-laws to decrease the minimum number of Directors in each class from three (3) to two (2);

       2.      Elect two (2) Class I Directors;

       3. Consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ended December 31, 1995;

       4.      Approve the Company's 1995 Non-Employee Directors' Stock Plan;
   and

       5. Transact such other business as may be properly brought before the meeting and any adjournments thereof.

   Shareholders of the Company of record at the close of business on March 22, 1995 are entitled to vote at the Annual Meeting of Shareholders and all adjournments thereof.

   A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY MUST BE REPRESENTED AT THE MEETING TO CONSTITUTE A QUORUM. THEREFORE, ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY.

   IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                        By order of the Board of Directors



                                        DANIEL L. McNAMARA
April  , 1995                           SECRETARY

                                    PROXY STATEMENT
                                           of
                                 FOREST OIL CORPORATION
                                 950 Seventeenth Street
                             1500 Colorado National Building
                                Denver, Colorado 80202
                                                                 April ___, 1995

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Forest Oil Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 10, 1995, at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, at 10:00 a.m., M.D.T., and at any adjournment thereof. Each holder of record at the close of business on March 22, 1995 of shares of the Company's Common Stock, Par Value $.10 Per Share, will be entitled to one vote for each share so held. As of January 31, 1995, there were 28,212,435 shares of Common Stock issued and outstanding.

    Shares represented by properly executed proxy cards received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for (i) the amendment of the Company's By-laws to decrease the minimum number of Directors in each class from three to two, (ii) the election of the nominees for directors, (iii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ended December 31, 1995, and (iv) the approval of the Company's 1995 Non-Employee Directors' Stock Plan. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 78 Main Street, Bradford, PA 16701, or by written or oral notice to the Secretary at the meeting at any time prior to being voted.

    Under New York law, there is a statutory presumption that a proposal passes if it receives a majority of votes cast for or against a proposal, so long as a quorum is present at the meeting. The Company's By-laws contain similar provisions. Abstentions and "broker non-votes" have no effect on the outcome of the vote on any of the matters to be considered at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.

    UPON REQUEST OF ANY SHAREHOLDER, THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1994 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. ALL REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 78 MAIN STREET, BRADFORD, PA 16701 OR BY TELEPHONE TO (814) 368-7171.

                      AMENDMENT OF BY-LAWS TO REDUCE MINIMUM NUMBER
                              OF DIRECTORS IN EACH CLASS

    At the Annual Meeting, the shareholders will be asked to take action which would reduce the minimum number of directors in each class from three to two members.

    It is therefore proposed that the second sentence of Article III, Section 3 of the Company's By-laws be amended so as to read as follows:

          "ARTICLE  III - Section 3....All classes  shall be as nearly equal in number as possible, and no class shall include less than two (2) directors."

    The purpose of the proposal is to enable the Company, over time, to reduce the minimum size of its Board of Directors from twelve to eight directors. This will allow more flexibility in establishing the most efficient size board at any given point in time.

    Adoption of this amendment requires the affirmative vote of the holders of TWO-THIRDS of the outstanding shares of Common Stock entitled to vote. The shares represented by proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted for approval of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL TO ADOPT
                      1995 NON-EMPLOYEE DIRECTORS' STOCK PLAN

    There will be presented at the Annual Meeting a proposal to approve the Company's 1995 Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). The Board of Directors believes that by providing non-employee directors with an opportunity to acquire a proprietary interest in the Company, the Directors' Stock Plan will give such persons a stronger incentive to work for the continued success of the Company. The Board of Directors also believes that the Directors' Stock Plan will be helpful to the Company in attracting and retaining outstanding non-employee directors.

    Shareholder approval of the Directors' Stock Plan is being sought for the limited purpose of satisfying the requirements of shareholder approval under Regulation 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which would exempt grants of options and the issuance of shares of Common Stock in lieu of cash directors' fees under the Directors' Stock Plan from the short swing profit prohibitions of Section 16 of the 1934 Act. The following summary description of the Directors' Stock Plan is qualified in its entirety by reference to the full text of the Directors' Stock Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

    Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to receive nonqualified stock options under the Directors' Stock Plan. Each Non-Employee Director who serves in such capacity or is elected to the Board of Directors at the 1995 Annual Meeting will receive, as of such date, an option to purchase 10,000 shares of Common Stock. An option for 10,000 shares of Common Stock (subject to adjustment for stock dividends, stock splits or other relevant recapitalization changes as provided in the Directors' Stock Plan) will automatically be granted as of the date of each subsequent annual meeting of shareholders of the Company to each Non-Employee Director who serves in such capacity or is elected to the Board of Directors on the applicable date of grant. The purchase price of Common Stock issued under each option granted under the Directors' Stock Plan will be equal to the fair market value of the Common Stock subject to the option on the date of grant.

    Options to purchase a total of 900,000 shares of Common Stock may be issued under the Directors' Stock Plan, subject to adjustment for stock dividends, stock splits or other relevant recapitalization changes as provided in such plan. Each option granted under the Directors' Stock Plan (i) will expire no later than ten years after the date the option is granted, (ii) is not transferable by the Non-Employee Director except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and (iii) is exercisable during the Non-Employee Director's lifetime only by the Non-Employee Director or his or her guardian or legal representative.

    The options to be granted on the date of the 1995 Annual Meeting will be fully vested and immediately exercisable. Except as provided below, options granted on the date of a subsequent annual meeting of the shareholders of the Company will be immediately exercisable with respect to 20% of the shares covered thereby and will vest in additional 20% increments after each full year of service as a director following the date of grant. Options granted under the Directors' Stock Plan may be exercised only while the Non-Employee Director remains a member of the Board of Directors or, except in the event of death or disability, within three months after he or she ceases to serve as a director of the Company. If a Non-Employee Director dies or becomes disabled while a member of the Board of Directors, the option will become fully vested and is exercisable for a one-year period thereafter.

    Upon a "Corporate Change," all options outstanding under the Directors' Stock Plan will become fully vested and shall thereafter be exercisable for the number and class of securities or property that the option holder would have been entitled to had the option already been exercised. The Directors' Stock Plan provides that a "Corporate Change" occurs (i) if the Company is dissolved and liquidated, (ii) if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (iii) if the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any person or entity (other than a wholly-owned subsidiary of the Company), (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of Common Stock or (v) if after a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.

     Pursuant to the Directors' Stock Plan, the Company will issue shares of Common Stock in lieu of the cash payment of directors' fees. Each Non-Employee Director shall be issued shares of Common Stock with a value of $20,000 annually on the date of the Company's Annual Meeting of Shareholders and shares of Common Stock with a value of $2,500 for attendance in person at each meeting or series of meetings of the Board of Directors. Each member of the Compensation and Audit Committees shall be issued shares of Common Stock with a value of $1,000 for attendance in person at each meeting of such committees up to a maximum of shares of Common Stock with a value of $4,000 per year per committee. Any Non-Employee Director serving on the Executive Committee shall be issued shares of Common Stock with a value of $50,000 annually. The value of shares issued annually will be determined as of the date of the Company's Annual Meeting of Shareholders. The value of shares of Common Stock issued for attendance at Board meetings or meetings of the Audit or Compensation Committees will be determined as of the date of such meetings.

     For purposes of payment of directors' fees under the Directors' Stock Plan, the value of a share of Common Stock on a particular date will be based upon the arithmetic average of the last reported sales price of the Common Stock for the 10 consecutive trading days ending on the tenth calendar day prior to such date. The "last reported sales price" of the Common Stock on any date means the last reported sales price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the NASDAQ/NMS, or if the Common Stock is not listed on the NASDAQ/NMS, the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on the NASDAQ/NMS or a United States national or regional stock exchange, as reported by NASDAQ or the National Quotation Bureau Incorporated, or if the Common Stock is not so listed or if such last reported sale price and closing bid are not reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be determined by the Board of Directors in good faith, such determination to be conclusive. "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System. "NASDAQ/NMS" means the National Market System of the NASDAQ.

    The Board of Directors may amend the Directors' Stock Plan as it deems advisable, except that it may not, without further approval of the shareholders of the Company, materially increase the benefits accruing to the participants, increase the number of shares subject to the Directors' Stock Plan, extend the maximum period during which options may be granted, or modify the requirements as to the eligibility for participation in the Directors' Stock Plan.

    The Directors' Stock Plan will become effective on the date of the Annual Meeting if it is approved by the shareholders of the Company at such meeting. The Board of Directors may terminate the Directors' Stock Plan at any time. Termination of the Directors' Stock Plan will not affect the rights of optionees or their successors under any options outstanding and not exercised in full on the date of termination. Unless earlier terminated by the Board of Directors, the Directors' Stock Plan will terminate on May 9, 2005.

    The options granted under the Directors' Stock Plan will not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and thus will be nonqualified stock options. As a general rule, no federal income tax is imposed on the optionee upon the grant of a nonqualified stock option and the Company is not entitled to a tax deduction by reason of such a grant. Except as described in the following paragraph, upon the exercise of a nonqualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon a subsequent disposition of the shares received upon exercise of a nonqualified stock option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Upon the exercise of a nonqualified stock option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax withholding requirements are satisfied.

    If other shares of Common Stock have been purchased by an optionee within six months of the exercise of a nonqualified stock option, recognition of the compensation attributable to such exercise may under certain circumstances be postponed for a period of up to six months from the date of purchase of such other shares of Common Stock due to liability to suit under Section 16(b) of the 1934 Act. If applicable, one effect of any such postponement would be to measure the amount of compensation taxable to the optionee as ordinary income by reference to the fair market value of such shares at the time such liability to suit under Section 16(b) of the 1934 Act no longer exists (rather than at the earlier date of exercise of the nonqualified stock option). Similarly, the fair market value of such shares at such time would become the optionee's basis in the shares for purposes of computing gain or loss upon a subsequent disposition, and the optionee's holding period for the shares would date from that time. However, an optionee may elect with respect to such shares to recognize the compensation attributable to such exercise at the time of such exercise, in which case his or her tax treatment would be as described in the preceding paragraph.

    Except as described above, there are no federal income tax effects to the Company upon the issuance of shares of Common Stock pursuant to the exercise of options granted under the Directors' Stock Plan or the disposition of shares acquired pursuant to such exercise.

    A majority of the votes represented at the meeting by shares of Common Stock entitled to vote is required for approval of the Directors' Stock Plan. The shares represented by proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted for approval of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DIRECTORS' STOCK PLAN.

                                ELECTION OF DIRECTORS

    The Company's By-laws currently provide that the Board of Directors shall be divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose terms of office expire at different times in annual succession. As described above, the Company is proposing to reduce the minimum number of Directors in each class from three to two members. Currently the number of directors is fixed at 12. After the election of Directors at the 1995 Annual Meeting, the size of the Board will be reduced to 11 members.

    The Board of Directors, effective at the 1994 Annual Meeting, reapportioned the number of Directors to three in each class. Jack D. Riggs, previously a Class IV Director, was reclassified as a Class I Director with a term expiring at the 1995 Annual Meeting. Mr. Riggs, a Class I Director, is not standing for reelection. Each class of directors is elected for a term expiring at the Annual Meeting to be held four years after the date of their election. The Class I Nominees were elected at the 1991 Annual Meeting, the Class II Directors were elected at the 1992 Annual Meeting and the Class III Directors were elected at the 1993 Annual Meeting. The Class IV Directors were elected at the 1994 Annual Meeting.

    A majority of the votes represented at the meeting by shares of Common Stock entitled to vote is required to elect a director.

    The persons named as proxies in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the election of the Class I Nominees referred to below as directors unless otherwise instructed in the proxy.

    THE BOARD  OF DIRECTORS  RECOMMENDS A  VOTE "FOR"  THESE NOMINEES.   Certain
information concerning such nominees, as well as the other current directors, is set forth below:



                                             PRINCIPAL OCCUPATION,                   SERVED
                          AGE AND            POSITIONS WITH COMPANY                    AS A
                     YEARS OF SERVICE        AND BUSINESS EXPERIENCE                 DIRECTOR
    NAME               WITH COMPANY          DURING LAST FIVE YEARS                    SINCE
    ----             ----------------        -----------------------                 --------

CLASS I NOMINEES--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1999

William L. Dorn.....    46 - 23       Chairman of the Board and Chairman of the        1982
                                      Executive Committee since July 1991 and
                                      Chief Executive Officer since February 1990.
                                      Member of the Executive Committee since
                                      August 1988.  President from February 1990
                                      until November 1993.  Executive Vice President
                                      from August 1989 until February 1990.
                                      Chairman of the Royalty Bonus Committee
                                      since August 1991.

James H. Lee........    46 - 4        Managing Partner, Lee, Hite & Wisda Ltd.         1991
                                      Member of the Executive Committee
                                      since February 1994.


                                         6


                                             PRINCIPAL OCCUPATION,                    SERVED
                          AGE AND            POSITIONS WITH COMPANY                    AS A
                     YEARS OF SERVICE        AND BUSINESS EXPERIENCE                 DIRECTOR
    NAME               WITH COMPANY          DURING LAST FIVE YEARS                    SINCE
    ----             ----------------        -----------------------                 --------

CLASS II DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1996

Dale F. Dorn........    52 - 28        Resigned as a Vice President                    1977
                                       in September 1989; currently
                                       engaged in private investments.

Harold D. Hammar....    71 - 10        Member of the Audit Committee and               1985
                                       Compensation Committee.
                                       Financial Consultant.

Robert S. Boswell...    45 - 10        President since November 1993.                  1985
                                       Vice President from May 1991 until
                                       November 1993.  Chief Financial Officer
                                       since May 1991.  Financial Vice President
                                       from September 1989 until May 1991.
                                       Member of the Executive Committee
                                       since July 1991 and the Royalty Bonus
                                       Committee since August 1991.  Director of
                                       Franklin Supply Company Ltd.

CLASS III DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1997

Jeffrey W. Miller...    43 - 7         Independent Biologist.                          1988

Michael B. Yanney...    61 - 3         Chairman and Chief Executive Officer of         1992
                                       the America First Companies, L.L.C. and a
                                       director of Burlington Northern Inc., Lozier
                                       Corporation, MFS Communications Company,
                                       Inc. and America First REITs Inc.  Chairman
                                       of the Compensation Committee.

Donald H. Anderson..    46 - 2         President, Chief Executive Officer and          1993
                                       Director of Associated Natural Gas
                                       Corporation, a wholly owned subsidiary
                                       of Panhandle Eastern Corporation, since
                                       September 1989 and January 1989, respectively
                                       and Chief Operating Officer and Chairman of
                                       Associated Natural Gas, Inc., a wholly owned
                                       subsidiary of Panhandle Eastern Corporation,
                                       since December 1994 and December 1986,
                                       respectively. Director of Banc One Denver,
                                       N.A. Member of the Audit Committee.


                                         7




                                        PRINCIPAL OCCUPATION,                         SERVED
                          AGE AND       POSITIONS WITH COMPANY                         AS A
                     YEARS OF SERVICE   AND BUSINESS EXPERIENCE                      DIRECTOR
    NAME               WITH COMPANY     DURING LAST FIVE YEARS                         SINCE
    ----             ----------------   -----------------------                      --------

CLASS IV DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1998

John C. Dorn........    67 - 45         Retired as Regional Vice President             1956
                                        in December 1990.

Richard J. Callahan.    53 - 2          Executive Vice President of U S WEST, Inc.     1993
                                        since January 1988 and President of
                                        U S WEST International and Business
                                        Development Group since October 1991.
                                        Member of the Compensation Committee.

Austin M. Beutner..     34 - 2         President, Chief Executive Officer and          1993
                                       Director of the Fund for Large Enterprises
                                       in Russia since March 1994.  Prior thereto
                                       General Partner of The Blackstone Group
                                       since 1991.  Prior thereto a Vice President
                                       of Blackstone.  Member of the Compensation
                                       Committee.


SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of January 31, 1995, the number of shares of the Company's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and all directors and executive officers as a group. Unless otherwise indicated, each of the persons has sole voting power and sole investment power with respect to the shares beneficially owned by such person.

                                         COMMON STOCK (2)
                                       -------------------------
    NAME OF INDIVIDUAL OR               NUMBER         PERCENT
      NUMBER IN GROUP (1)              OF SHARES       OF CLASS
    ---------------------              -----------     ---------
    Donald H. Anderson                   10,000           *
    Bulent A. Berilgen                  101,081(3)        *
    Austin M. Beutner                       -             -
    Robert S. Boswell                   210,673(4)        *
    Richard J. Callahan                   2,000           *
    Dale F. Dorn                        116,156(5)        *
    Forest D. Dorn                      219,714(6)        *
    John C. Dorn                        250,485(7)        *
    William L. Dorn                     409,532(8)       1.45
    Harold D. Hammar                      2,500           *
    David H. Keyte                      116,222(9)        *
    James H. Lee                          1,000           *
    Jeffrey W. Miller                   331,220(10)      1.17
    Jack D. Riggs                         6,635           *
    Michael B. Yanney                     5,000           *

    All directors and executive
     officers as a group (19
     persons, including the 15
     named above)                     2,007,826(11)      7.12%


- --------------------

  * The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

 (1) William L. Dorn and Forest D. Dorn are brothers, and they and Dale F. Dorn are nephews of John C. Dorn. See "Principal Holders of Securities".

 (2) Amounts reported also include shares held for the benefit of certain directors and executive officers by the trustee of the Company's Retirement Savings Plan Trust as of December 31, 1994.

 (3) Includes 100,000 Common shares that Bulent A. Berilgen has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan.

 (4) Includes 175,000 Common shares that Robert S. Boswell has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Does not include 225 Common shares held by Robert S. Boswell's wife or 830 shares held by his children, of which shares Mr. Boswell disclaims beneficial ownership.

 (5) Includes 14,699 Common shares held of record by Dale F. Dorn as trustee of a trust for the benefit of his immediate family. Dale F. Dorn has disclaimed beneficial ownership of these shares. Also includes 12,250 Common shares that Dale F. Dorn has the right to acquire upon the conversion of 3,500 shares of the Company's $.75 Convertible Preferred Stock.


                                       9


 (6) Includes 100,000 Common shares that Forest D. Dorn has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes 25,800 Common shares held of record by Forest D. Dorn as co-trustee of a trust for the benefit of his mother (see Footnote 8), of which shares Mr. Dorn disclaims beneficial ownership. Does not include 8,628 Common shares held by Forest D. Dorn's wife or 25,967 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

 (7) Includes 43,685 Common shares held of record by John C. Dorn as trustee of trusts for the benefit of related parties. Does not include (i) 265,676 Common shares held of record by The Glendorn Foundation of which John C. Dorn is one of the seven trustees, or (ii) 72,547 Common shares held by John C. Dorn's wife. Mr. Dorn disclaims beneficial ownership of all of these shares.

 (8) Includes 175,000 Common shares that William L. Dorn has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes (i) 25,800 Common shares held of record by William L. Dorn as co-trustee of a trust for the benefit of his mother (see Footnote 6), and (ii) 74,223 Common shares held of record by William L. Dorn as trustee of trusts for the benefit of related parties, of which shares Mr. Dorn disclaims beneficial ownership. Does not include 14,990 Common shares held by William L. Dorn's wife or 35,997 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

 (9) Includes 100,000 Common shares that David H. Keyte has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes 7,000 Common shares that David H. Keyte has the right to acquire upon the conversion of 2,000 shares of the Company's $.75 Convertible Preferred Stock.

(10) Includes 99,825 Common shares held of record by Jeffrey W. Miller as custodian for his minor children, of which shares Mr. Miller disclaims beneficial ownership.

(11) Includes 867,000 Common shares held by various executive officers who have the vested right to purchase such shares pursuant to the terms of the 1992 Stock Option Plan and 21,350 Common shares that three executive officers have the right to acquire upon the conversion of 6,100 shares of the Company's $.75 Convertible Preferred Stock.

BOARD OF DIRECTORS AND COMMITTEES

    During 1994, the Board of Directors of the Company met on six occasions. The Board has appointed four committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Royalty Bonus Committee, which are designed to permit action to be taken expeditiously. Only two members of each committee are necessary to constitute a quorum. During 1994, the Executive Committee met 15 times. William L. Dorn, Robert S. Boswell and James H. Lee are the members of the Executive Committee. The members of the Royalty Bonus Committee, which met once and acted by consent nine times during the year, were William L. Dorn, Robert S. Boswell and Jack D. Riggs. Members of the Royalty Bonus Committee are eligible to participate in royalty bonuses granted by the Royalty Bonus Committee.

    The Compensation Committee met six times during 1994. This committee makes recommendations to the Board of Directors in the area of executive compensation, including the selection of individuals to be granted options from among those eligible under the stock option plan and establishes the number of shares issued under each option. Members of the Compensation Committee are not eligible to participate in the Company's 1992 Stock Option Plan. The members of the Compensation Committee are Austin M. Beutner, Richard J. Callahan, Harold D. Hammar, Jack D. Riggs and Michael B. Yanney. A Report of the Compensation Committee on Executive Compensation is set forth below.

    The Audit Committee is appointed for the purpose of overseeing and monitoring the Company's independent audit process and discharges its duties, responsibilities and functions according to a plan designed to provide assurance to the Board of Directors that the resources allocated to that process are adequate and utilized effectively. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. This committee met three times during the year, and its members were Donald H. Anderson, Harold D. Hammar and Jack D. Riggs.

    The Board of Directors does not have a standing nominating or similar committee.

    During 1994, each incumbent director of the Company, except Austin M. Beutner and Richard J. Callahan, attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Beutner, Callahan, Hammar, Riggs and Yanney. Mr. Riggs retired as a Vice President of the Company in 1987 and is not standing for reelection as a director. The Executive Committee members are William L. Dorn, Robert S. Boswell and James H. Lee. The members of the Royalty Bonus Committee are
William L. Dorn, Robert S. Boswell and Jack D. Riggs. William L. Dorn is Chairman of the Board and Chief Executive Officer and Robert S. Boswell is President. During 1994 there were no compensation committee interlocks between the Company and any other entity.

    A real estate complex (the "Complex") owned by members of the Dorn and Miller families, located near Bradford, Pennsylvania, had been historically used by the Company for business purposes. In 1994, the Company notified the owners of the Complex that it intended to terminate its annual usage after 1994.

    In 1994, and in connection with the Company's termination of usage the Company paid $662,000 on account of the business use of such property, and an additional $300,000 as a partial reimbursement of deferred maintenance costs. Members of the Dorn and Miller families who were directors and/or executive officers of the Company (and their immediate families) who owned a direct or indirect interest in such Complex during 1994 were Dale F. Dorn, his brother and his two sisters; William L. Dorn and Forest D. Dorn and their father and two sisters; John C. Dorn and his four children; and Jeffrey W. Miller, his father and two sisters.

    For further information with respect to other transactions with management and others see "Transactions with Management and Others".

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company is compensated for services at the rate of $20,000 annually, and in addition, is paid a fee of $2,500 for attendance in person at each meeting or series of meetings of the Board. All directors, whether employees or not, are reimbursed for all costs incurred by them in their capacities as directors, including the costs of attending directors' meetings and committee meetings. The non-employee directors and the amounts each was paid during 1994 as directors were: John C. Dorn, Dale F. Dorn, Harold D. Hammar, Jeffrey W. Miller, Jack D. Riggs and Michael B. Yanney - $30,000; Donald H. Anderson - $27,500; Austin M. Beutner and Richard J. Callahan - $25,000. James H. Lee received $30,000 for his services as a director, $2,000 for attendance at meetings of the Audit and Compensation Committees and $41,666.68 as payment for his service on the Executive Committee, which began March 1, 1994. Messrs. Hammar and Riggs each received an additional $8,000 for attending meetings of the Audit and Compensation Committees. Mr. Yanney received an additional $3,000 for attending meetings of the Compensation Committee and Mr. Anderson was paid an additional $4,000 for attending meetings of the Audit Committee.

     No additional amounts are paid for committee participation or special assignments, except that (i) each member of the Compensation Committee is paid $1,000 per meeting which he attends up to a maximum of $4,000 per year for service on that committee, (ii) each member of the Audit Committee is paid $1,000 per meeting which he attends up to a maximum of $4,000 per year for service on that committee, and (iii) Mr. Lee will be paid $50,000 per year for service on the Executive Committee.

     Shareholders are being asked to approve a Directors' Stock Plan for Non-Employee Directors--see "Proposal to Adopt 1995 Non-Employee Directors' Stock Plan". The Directors' Stock Plan will provide for both options and in lieu of cash fees, payment of future compensation of the directors in shares of the Company's Common Stock.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), based on salary and bonus earned in 1994:


                            SUMMARY COMPENSATION TABLE


                                                                 Annual Compensation
                                                    ----------------------------------------------
                                                                                                      Long Term
                                                                                                     Compensation
                                                                                                       Awards(4)
                                                                                                       ---------
Name and                                                                                                            All Other
Prinicpal Position                                                                   Other Annual      Securities    Compen-
- ------------------                                                                     Compen-         Underlying    sation
                                              Year      Salary ($)  Bonus ($)(1)(2)   sation ($)(3)    Options(#)    ($)(5)
                                              ----      ----------  ---------------   -------------    ----------   ---------
William L. Dorn,                              1994       $300,012          -0-           $2,795          -0-          $22,942
     Chairman of the Board                    1993        250,008        100,159            665        175,000         32,640
     and Chief Executive Officer              1992        250,008         75,618            624        175,000         10,618


Robert S. Boswell,                            1994        284,004          -0-            2,515          -0-           21,559
     President                                1993        234,000         88,239            607        175,000         30,503
                                              1992        234,000         94,017            567        175,000         10,445

Bulent A. Berilgen,                           1994        166,512          -0-            -0-            -0-           11,507
     Vice President of                        1993        137,850         53,336          -0-          100,000         16,458
     Operations                               1992        131,932         41,456          -0-          100,000          6,234

David H. Keyte,                               1994        165,000          -0-           21,945          -0-           11,469
     Vice President and Chief                 1993        139,494         36,433         18,192        100,000         16,517
     Accounting Officer                       1992        131,618         58,419          -0-          100,000          6,234

Forest D. Dorn,                               1994        163,800          -0-           18,335          -0-           12,910
     Vice President and General               1993        160,650         22,013            324        100,000         20,342
     Business Manager                         1992        156,250         35,219            316        100,000          8,769

- -----------------------

                                    13



 (1) The  following  amounts  indicate  the  awards   made with  respect to  the
     years indicated, under the Forest Oil Corporation Incentive Plan (the "Incentive Plan"):

                                             1992        1993      1994

          William L. Dorn                  $68,126      $30,500    -0-
          Robert S. Boswell                 61,965       29,020    -0-
          Bulent A. Berilgen                37,565       18,135    -0-
          David H. Keyte                    34,542       16,185    -0-
          Forest D. Dorn                    31,328       14,819    -0-

     Distributions of awards are made pursuant to the Incentive Plan in equal installments over a three-year period. Pursuant to the Incentive Plan if a participant's employment is terminated prior to the vesting of awards, the remainder of such awards is reallocated to other participants. Amounts reallocated in 1994 for the years 1992 and 1993 were as follows: William
     L. Dorn - $3,445; Robert S. Boswell - $3,224; Bulent A. Berilgen - $1,836; David H. Keyte - $1,838; and Forest D. Dorn - $2,167. See "Report of the Compensation Committee on Executive Compensation--Incentive Plan Awards".

 (2) During 1994, the Company assigned to certain of its executive officers and other key personnel, as additional compensation, certain bonuses of undivided interests in overriding royalty interests in the gross production from certain exploratory oil and gas prospects in which the Company had an interest. The cost to the Company at the time of the assignment of such royalty interests was $3,599 each for William L. Dorn, Robert S. Boswell and Forest D. Dorn, $2,061 for Bulent A. Berilgen and $2,041 for David H. Keyte. During 1994 interests in nine exploratory oil and gas prospects were so awarded by the Royalty Bonus Committee.

 (3) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Executive Officers, except for David H. Keyte and Forest D. Dorn, each of whose 1994 total includes a cash auto allowance of $15,000.

 (4) No stock appreciation rights ("SARs") or restricted stock awards were granted to any of the Named Executive Officers during any of the last three fiscal years.

 (5) The 1994 totals include (i) the fair market value of the Company's matching contribution of Common Stock to the Retirement Savings Plan in the following amounts: William L. Dorn - $7,500; Robert S. Boswell - $7,500; Bulent A. Berilgen - $7,500; David H. Keyte - $7,500; and Forest D. Dorn - $7,500; (ii) the fair market value of the Company's profit sharing bonus contribution of Common Stock to the Retirement Savings Plan in the following amounts: William L. Dorn - $5,448; Robert S. Boswell - $5,400; Bulent A. Berilgen - $3,181; David H. Keyte - $3,219; and Forest D. Dorn - $3,707; (iii) the Company's matching contribution pursuant to deferred compensation agreements in the following amounts: William L. Dorn - $7,501; Robert S. Boswell - $6,700; Bulent A. Berilgen - $826; David H. Keyte - $750; and Forest D. Dorn - $690; and (iv) the Company's profit sharing bonus contribution of $322 pursuant to the deferred compensation agreement of William L. Dorn. The 1994 totals also include the following amounts attributable to the term life portion of premiums paid by the Company pursuant to a split dollar


                                       14

     insurance arrangement: William L. Dorn - $2,171; Robert S. Boswell - $1,959; and Forest D. Dorn - $1,013. The remainder of the premium is not included and does not benefit the Named Executive Officers because the Company has the right to the cash surrender value of the policy.



YEAR END STOCK OPTION VALUES

     No stock  options  were  granted to  the  Named Executive Officers in 1994.

     There were no stock option exercises by any Named Executive Officers during 1994. The following table shows the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1994 and their values at such date:

               OUTSTANDING STOCK OPTION VALUES AS OF DECEMBER 31, 1994


                 Number of Securities Underlying             Value of
                       Unexercised Options           Unexercised In-the-Money
                        at Fiscal Year End (#)     Options at Fiscal Year End ($)(1)
                 --------------------------------  ---------------------------------
     Name            Exercisable  Unexercisable      Exercisable  Unexercisable
     ----            -----------  -------------      -----------  --------------
William L. Dorn . . .   175,000    175,000                $0          $0
Robert S. Boswell . .   175,000    175,000                 0           0
Bulent A. Berilgen  .   100,000    100,000                 0           0
David H. Keyte  . . .   100,000    100,000                 0           0
Forest D. Dorn  . . .   100,000    100,000                 0           0

- --------------

(1) On December 31, 1994, the last reported sales price of the Common Stock as quoted on the NASDAQ/NMS was $2.25 per share. The option price for the options granted in 1992 is $3.00 per share and the option price for the options granted in 1993 is $5.00 per share. Since the last reported sales price at December 31, 1994 was lower than the option price for the options granted in 1992 and 1993, no value is ascribed to those options in the above table.


STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative return on the S & P 500 Index, the Dow Jones Oil, Secondary Index and an index of peer companies. The graph assumes that $100 was invested in each category on the last trading day of 1989 and that dividends were reinvested. The companies in the peer index were selected based on the following criteria: (i) total assets ranging from approximately $125 million to $1.1 billion, (ii) total revenue ranging from approximately $40 million to $300 million and (iii) oil and gas revenue comprising at least 54% of total revenue. The companies included in the peer index were American Exploration Co., DEKALB Energy Company, Devon Energy Corporation, Noble Affiliates, Inc., Plains Petroleum Company, Pogo Producing Company, Presidio Oil Company, Snyder Oil Corporation and The Wiser Oil Company.

     The Company significantly changed the composition of management as well as its operating strategy during the five-year period. In December 1990 seven executive officers and directors retired from the Company. In July 1991, William L. Dorn was elected Chairman of the Board.

Comparison of Five-Year Cumulative Total Returns:

                                    1989    1990    1991    1992    1993    1994

     Forest Oil Corporation        100.0    39.2    11.3    24.1    33.0    17.0
     Peer Index                    100.0    79.3    70.8    82.0   117.5   111.3
     Dow Jones Oil Secondary       100.0    83.2    81.7    82.3    91.3    86.4
     S&P 500                       100.0    96.9   126.4   136.1   149.8   151.8

[Graph]


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee's duties include the annual review and approval of the compensation of the Chairman and President, review and determination of individual elements of compensation for the Company's executive officers, review of the administration of the Company's Incentive Plan and other long-term incentive plans for management and determining the terms and awards under the Company's 1992 Stock Option Plan. During 1994, the Compensation Committee, with the assistance of its compensation consultant, developed a compensation program for annual cash incentive bonuses and stock option grants. Although the program was not finalized until November 1994, it established the 1994 performance goals based on senior management's recommendations. See "Cash Bonuses" below. In 1994, the Compensation Committee held six meetings.

     The Royalty Bonus Committee is responsible for granting bonuses of undivided overriding royalty interests pursuant to the Company's royalty bonus program.

     The Executive Committee is responsible for determining the salaries for all officers except the Chairman and the President.

     The Compensation Committee has studied the limitation on the deductibility of compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee does not currently intend to award levels of compensation that results in such limitation. The Compensation Committee may authorize compensation in the future that results in amounts above the limit if it determines that such compensation is in the best interests of the Company. In addition, the limitation may affect the future grant of stock options.

     In March 1995, the Compensation Committee renewed the Executive Severance Agreements and extended their term to December 1997. In addition, the definition of "change of control" was modified. See "Transactions with Management and Others - Executive Severance Agreements."

     BASE SALARIES. The Company's compensation policy for base salaries is to set compensation within a competitive range. The competitive range for base salaries is determined by reviewing competitive pay practices of similarly positioned energy companies, including those companies which are considered for comparison purposes in the Company's Five-Year Cumulative Total Returns graph. During 1994, adjustments were made to base salaries to reflect promotions and changes of responsibilities of certain officers. The Chief Executive Officer and President were each given an increase of $50,000 per year based on the Committee's assessment of their performance in reducing the Company's debt, the restructuring of the organization, and the fact that they had not had an increase in base salary for several years. In addition, the Compensation Committee concluded that the increased levels of their base salaries were comparable to those of executive officers with companies in the Company's peer group.

     CASH  BONUSES.   During 1994,  the Committee  worked with  its compensation consultant to develop a new performance based annual cash incentive bonus program. The program provides for cash bonuses to be paid to executive officers based on the achievement of predetermined performance criteria. Each performance criteria is selected for its strategic importance and weighted to reflect the relative importance to the Company's annual initiatives. For the Chief Executive Officer the threshold is zero, the target award level is 40% of base salary and the maximum is 100% of base salary. The Committee worked with senior management to identify the performance criteria to be used in the program for 1994 and 1995. The criteria are: 1) Profitability (which is (i) defined generally as net income after taxes, extraordinary items and accounting changes and (ii) weighted 40% of the formula), 2) Value Added Index (which is (i) defined generally as changes in oil and gas reserves divided by capital expenditures multiplied by reserve replacement ratio and (ii) weighted 30% of the formula), 3) Return on Invested Capital (which is (i) defined generally as interest expense and pretax income divided by total assets less non-interest liabilities and (ii) weighted 10% of the formula), 4) Operating Efficiency Against Peer Companies (which is (i) defined as the Company's performance in terms of oil and gas exploration and production costs with respect to both revenue and production volume as compared to its peer group of companies and
(ii) weighted  10% of  the  formula), and  5) Strategic  Initiatives (which  (i)
include achieving a targeted debt to equity ratio for the Company, the development of a strategic investment alternative, and organization development and (ii) is weighted 10% of the formula). No discretionary cash bonuses were paid to the executive officers for 1994.

     The Company has traditionally granted year-end Christmas bonuses to all employees, including executive officers. The 1994 year-end bonuses were an amount equal to 3% of the first eleven months base salary for each individual and were determined by the Executive Committee. William L. Dorn received such a year-end bonus of $8,250.

     STOCK OPTIONS. In 1994, the Compensation Committee granted stock options to V. Bruce Thompson, Vice President and General Counsel for 100,000 shares of Common Stock and to Joan C. Sonnen, Controller for 45,000 shares of Common Stock, both at an exercise price of $5.00 per share.

For 1995, as part of the Company's newly-developed executive compensation program, guidelines were established for granting stock options to executive officers based on the achievement of predetermined performance goals, mentioned above under "Cash Bonuses".

     INCENTIVE PLAN AWARDS. The Incentive Plan, which became effective January 1, 1992, permits participating employees to earn awards payable in cash, in whole shares of the Company's Common Stock, or in any combination of cash and whole shares of Common Stock. The Executive Committee determines whether awards are payable in cash or stock. The Incentive Plan operates through an incentive pool for each fiscal year that is contingent upon the Company attaining certain targeted levels of performance. Unless otherwise determined by the Executive Committee, the incentive pool is funded based upon the average return on invested capital achieved by the Company. The amount contributed to the incentive pool is a scheduled percentage of base salary that starts at a minimum return and increases based on average return on invested capital. The incentive pool is divided in half. One half of the pool is awarded to all participants as a performance distribution. A participant's percentage interest in the performance distribution is based upon the proportion his base salary bears to the aggregate of the base salaries of all participants. The other half of the incentive pool is divided among participants on an individual basis at the discretion of the Compensation Committee.

     The Incentive Plan is structured to consider the Company's performance over a three-year period. Performance is currently measured under the Incentive Plan based on average return on invested capital. The computations for return on invested capital in 1992 and 1993 did not take into account a three-year period. For 1992 and 1993, certain transitional rules applied to the computation of return on invested capital.

     In 1994, the Compensation Committee approved grants under the Company's Incentive Plan with respect to amounts earned for 1993. Total awards of $364,729 were made pursuant to the Incentive Plan to be paid out over a three-year period, including an award in 1994 of $30,500 to William L. Dorn. Awards were made from the discretionary pool to individual plan participants (including William L. Dorn) based upon the following factors (in order of importance): level of responsibility, performance of the individual during the period, base salary, and a comparison to Peer Group compensation of executives. The Compensation Committee received recommendations with respect to discretionary pool awards from the Executive Committee.

     PROFIT SHARING CONTRIBUTIONS. The Company's Retirement Savings Plan and deferred compensation agreements with certain executive officers, including William L. Dorn, give the Company discretion to make profit sharing contributions in cash or stock for the account of the Company's officers and employees. In 1994, the Compensation Committee approved profit sharing contributions of Common Stock with a fair market value of $5,448 to the Company's Retirement Savings Plan and $322 pursuant to a deferred compensation agreement for the account of William L. Dorn. The Compensation Committee established the amount of the contribution for each person based on the same percentage of base salary. The percentage was determined based on a schedule set forth in the Incentive Plan, which is a sliding scale of targets based on average return on invested capital.

     ROYALTY BONUSES. During 1994, the Company assigned to certain of its executive officers, other key personnel and certain retirees, as additional compensation, certain bonuses of undivided interests in overriding royalty interests equal to approximately 6% of the Company's net interest in all oil, gas and other minerals produced, saved and sold from certain oil and gas prospects in which the Company had an interest. The prospects, the quantum of interest and the participants in such bonuses are determined from time to time by the Royalty Bonus Committee of the Board of Directors and such committee's powers with respect thereto may be terminated at any time by the Board. The interest of each officer and key employee in such bonuses varies according to his salary. The interest of William L. Dorn was established based upon his responsibilities as a director and officer, and on his salary. By the terms of the issuing documents, such interests were to terminate, revert to and revest in the Company on December 31, 1994 unless on such date certain conditions with respect to production or drilling operations on the properties subject to the royalties were fulfilled. Certain royalty interests awarded in 1993 (6 in number) terminated, reverted to and revested in the Company during 1994.

     The Compensation Committee believes that the graph depicting Five Year Cumulative Total Return, included under the caption "Stock Performance Graph", should be considered with the following graph. The following graph has been prepared on the same basis as the preceding graph, except that it shows stock performance over the period from July 31, 1991 to December 31, 1994. In 1991, William L. Dorn was elected Chairman of the Board. The Company believes that the Dow Jones Oil, Secondary Index is meaningful because it is an independent, objective view of the performance of other similarly sized energy companies.

Comparison of Semi-Annual Cumulative Total Return:


                       7/31/91 12/31/91 6/30/92 12/31/92  6/30/93 12/31/93 6/30/94 12/31/94
Forest Oil                100     95      79       201     363      276     268     142
Peer Index                100     91      92       106     157      151     171     143
DJ, Oil Secondary         100     90      86        91     107      101     105      96
S&P 500                   100    109     108       117     123      129     125     131

[Graph]

Date:  April _____, 1995   Compensation Committee
                           -----------------------
                             Michael B. Yanney, Chairman
                             Austin M. Beutner
                             Richard J. Callahan
                             Harold D. Hammar
                             Jack D. Riggs

         Executive Committee                  Royalty Bonus Committee
         -------------------                  -----------------------
           William L. Dorn, Chairman             William L. Dorn, Chairman
           Robert S. Boswell                     Robert S. Boswell
           James H. Lee                          Jack D. Riggs

PENSION PLAN

    The Company's Pension Plan is a  qualified, non-contributory defined benefit
plan.   On May  8,  1991, the  Company's Board  of  Directors suspended  benefit accruals under the Pension Plan effective as of May 31, 1991.

    The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the Pension Plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:


                            ESTIMATED MAXIMUM ANNUAL PENSION BENEFITS (2)
                            ---------------------------------------------
                                          YEARS OF SERVICE
                            ---------------------------------------------
      REMUNERATION (1)        10                  20                 30
      ----------------      ------             -------            -------
         $100,00            36,846              48,060             53,400
         200,000            73,692              96,120            106,800
         300,000            79,282             103,412            114,902
         400,000            79,282             103,412            114,902

- ----------------
(1) For each Named Executive Officer, the level of compensation used to determine benefits payable under the Pension Plan is such officer's base salary for 1991 as set forth above in the Summary Compensation Table.

(2) Normal retirement benefits attributable to the Company's contributions are limited under certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to $120,000 in 1995, as increased annually thereafter for cost of living adjustments.


     The amount of the Company's contribution, payment or accrual in respect to any specified person in the Pension Plan is not and cannot readily be separately or individually calculated by the Pension Plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period, which produces the highest amount, in the last 15 years prior to retirement, up to May 31, 1991, when benefit accruals ceased plus 21% of such earnings prorated over 20 years of credited service, and 1/2 of 1% of such earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. There is no Social Security offset. Such benefits are payable for life with a 10 year certain period, or the actuarial equivalent of such benefit.

        As a result of the suspension of benefit accruals under the Pension Plan and the substitution of profit sharing contributions to the Retirement Savings Plan, the following amounts are the estimated increases (decreases) in the annual combined benefit payments to the Named Executive Officers under the Pension Plan and the Retirement Savings Plan (whether combined benefits increased or decreased is a function of the combination of length of service and salary levels):

                                                      ESTIMATED
                                                 INCREASE/(DECREASE)
                                                     IN ANNUAL
                                                      PAYMENTS
                                                 -------------------
        William L. Dorn.......................       $ (33,928)
        Robert S. Boswell.....................        (127,141)
        Bulent A. Berilgen....................         (35,472)
        Forest D. Dorn........................          21,104
        David H. Keyte........................         (34,661)


    Because benefit accruals under the Pension Plan were suspended effective May 31, 1991, the years of credited service for the Named Executive Officers are as follows: William L. Dorn - 20; Robert S. Boswell - 2; Bulent A. Berilgen - 9; Forest D. Dorn - 14 and David H. Keyte - 4. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn - $45,994; Robert S. Boswell - $4,436; Bulent A. Berilgen - $11,832; David H. Keyte - $5,401; and Forest D. Dorn - $18,886. Neither Robert S. Boswell nor David H. Keyte is vested in such benefit pursuant to the provisions of the Pension Plan.

    Certain participants in the Pension Plan have been prevented by the limits of the Code from receiving the full amount of pension benefits to which they would otherwise have been entitled. Such persons have had benefits credited to them under a Supplemental Retirement Plan, which together with the benefits payable under the Pension Plan, equaled the benefit to which they would have been entitled under the Pension Plan but for such Code limits. The Supplemental Retirement Plans for each participant were unfunded, non-qualified, non-contributory benefit plans. Benefits payable vest to the same extent as the Pension Plan benefits and are unsecured general obligations of the Company. Benefit accruals under these plans were suspended effective May 31, 1991 in conjunction with the suspension of benefit accruals under the Company's Pension Plan.

PRINCIPAL HOLDERS OF SECURITIES

    The Company currently has one class of voting securities outstanding. On January 31, 1995, there were 28,212,435 shares of Common Stock outstanding, with each such share being entitled to one vote. On January 31, 1995 members of the Dorn and Miller families, descendants of the founders of the Company, owned 3,494,491 shares of Common Stock, constituting approximately 12.39% of the voting power of the Company.

    As of January 31, 1995, to the knowledge of the Company's Board of Directors the only shareholders who owned beneficially more than 5% of the outstanding shares of the Company's Common Stock were:


                  NAME AND ADDRESS OF            AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS     BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    CLASS
- --------------     -----------------             ---------------------  ----------
Common Stock (1)    R.B. Haave Associates, Inc.    2,598,900 (2)           8.92%
                    270 Madison Avenue
                    New York, NY 10016

                    Metropolitan Life              1,855,000 (3)           6.58%
                    Insurance Company
                    One Madison Avenue
                    New York, NY 10010

                    Smith Barney Inc.              2,270,277 (4)(5)        8.05%
                    1345 Avenue of the Americas
                    New York, NY 10115

(1) Based on Schedules 13D and 13G and amendments thereto filed with the SEC and the Company by the reporting person through April 1, 1995 and the amount of Common Stock outstanding on January 31, 1995.

(2) Includes 949,900 shares of Common Stock that the reporting person has the right to acquire upon the conversion of 271,400 shares of the Company's $.75 Convertible Preferred Stock.

(3) These shares are beneficially owned by State Street Research and Management
    Company,  a  subsidiary  of   Metropolitan  Life  Insurance  Company,  which
    disclaims beneficial ownership of these securities.

(4) Smith Barney Holdings Inc. is the sole common stockholder of Smith Barney Inc., and The Travelers Inc. is the sole stockholder of Smith Barney
    Holdings Inc.   Smith Barney Holdings  Inc. and The Travelers  Inc. disclaim beneficial ownership of these securities.

(5) Includes 1,750 and 45 shares of Common Stock that the reporting person has the right to acquire upon the conversion of 500 shares of the Company's $.75 Convertible Preferred Stock and the exercise of Warrants to purchase shares of Common Stock, respectively.


TRANSACTIONS WITH MANAGEMENT AND OTHERS

    RETIREMENT BENEFITS FOR EXECUTIVES AND DIRECTORS. In December 1990, the Company entered into retirement agreements with seven executives and directors ("Retirees") pursuant to which the Retirees will receive supplemental retirement payments in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services and payments by the Company in connection with certain club membership dues. The Retirees will also continue to participate in the Company's royalty bonus program until December 31, 1995. The Company has also agreed to maintain certain life insurance policies in effect at December 1990, for the benefit of each of the Retirees.

    Six of the Retirees have subsequently resigned as directors. One of the Retirees continues to serve as a director and will be paid the customary non-employee director's fee. Pursuant to the terms of the retirement agreements, the former directors and any other Retiree who ceases to be a director (or his spouse) will be paid $2,500 a month until December 2000.

    The Company's obligation to one Retiree under a revised retirement agreement is payable in Common Stock or cash, at the Company's option, in May of 1995 and 1996 at approximately $190,000 per year with the balance ($149,000) payable in May 1997. The retirement agreements for the other six Retirees, one of whom received in 1991 the payments scheduled to be made in 1999 and 2000, provide for supplemental retirement payments totaling approximately $938,400 per year through 1998 and approximately $740,400 per year in 1999 and 2000.

    EXECUTIVE SEVERANCE AGREEMENTS. The Company has entered into executive severance agreements (the "Executive Severance Agreements") with certain executive officers, including the Named Executive Officers. The Executive Severance Agreements provide for severance benefits for termination without cause and for termination following a "change of control" of the Company. The Executive Severance Agreements provide that if an executive's employment is terminated either (a) by the Company for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of diminution of responsibilities, compensation, or benefits or, in the case of change of control, a significant change in the executive's principal place of employment, the executive will receive certain payments and benefits. In March 1995, the Compensation Committee renewed the Executive Severance Agreements and extended their term to December 1997. In addition, the definition of "change of control" was modified.

    In the case of termination of an executive's employment which does not occur within two years of a change of control, these severance benefits include (a) payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and any of his or her dependents under the Company's medical and dental benefit plans throughout the payment term without any cost to the executive.

    If an executive's employment by the Company is terminated under the circumstances described above within two years after the date upon which a change of control occurs, the Company would be obligated to take the following actions after the last day of the executive's employment:

         (a) the Company will pay to the executive an amount equal to 2.5 times the executive's base salary;

         (b) the Company will permit the executive and those of his dependents who are covered under the Company's medical and dental benefit plans to be covered by such plans without any cost to the executive for a two-year period of time;

         (c) the Company will cause any and all outstanding options to purchase stock of the Company held by the executive to become immediately exercisable in full and cause the executive's accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; and

         (d) if any payment or distribution to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments", the Company will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

    The Executive Severance Agreements also provide that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such agreements. Under the Executive Severance Agreements, a "change of control" of the Company would be deemed to occur if, as modified in March, 1995,
(i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Company's Board of Directors.

     OTHER  TRANSACTIONS.    For  a  description  of   other  transactions  with
management and others see "Compensation Committee Interlocks and Insider Participation".

     In 1994, the Company engaged The Blackstone Group to perform certain investment banking services. Austin M. Beutner, a director of the Company, was, until March 1994, a General Partner of The Blackstone Group, which is also providing investment banking services in 1995.

     TRANSACTIONS WITH FORMER EXECUTIVE OFFICERS. John F. Dorn resigned as an executive officer and director of the Company in 1993. John F. Dorn is the brother of Dale F. Dorn, a director of the Company. Kenneth W. Smith resigned as an executive officer in March 1994. The Company had previously entered into severance agreements with the former executive officers and the Company's other executive officers as described above under "Executive Severance Agreements". In lieu of the severance payments due under their severance agreements, the Company agreed to pay John F. Dorn and Kenneth W. Smith for 30 months and 24 months, respectively, their salaries at the time of the termination of their employment. In addition, the Company has agreed with the former executive officers with respect to the following matters: (a) their stock options are fully vested and are not subject to early termination; (b) they received payments from the Company equivalent to amounts they would have received as deferred payments under the Incentive Plan with respect to 1992 and 1993; (c) John F. Dorn received full vesting with respect to split dollar life insurance at the Company's expense; (d) they continued to participate in the Company's Executive Overriding Royalty Bonus Plan until April 1, 1994; (e) they were given their Company automobiles and office furnishings and the Company paid for the cost of relocating their offices; (f) the Company will provide John F. Dorn with certain accounting, financial and estate planning services for a limited period of time; and (g) until March 31, 1996, if John F. Dorn decides to relocate from Colorado, the Company will pay his moving expenses and purchase his home, in accordance with the Company's employee relocation policy.

     In March 1994, the Company sold certain non-strategic oil and gas properties for $4,400,000 to an entity controlled by John F. Dorn and Kenneth W. Smith. The properties included in this transaction contained interests in approximately 70 wells. All of the properties were non-operated working interests or overriding royalty interests. The Company established the sales price based upon an opinion from an independent third party. The purchaser financed 100% of the purchase price with a loan. The loan bears interest at the rate of prime plus 1% and is secured by a mortgage on the properties and John F. Dorn's and Kenneth W. Smith's personal guarantees. The Company participated as a lender in the loan in the amount of approximately $800,000. In addition, the Company agreed to subordinate to the other lender its right of payment of principal on default. John F. Dorn and Kenneth W. Smith have separately agreed with the Company that their stock options will be canceled to the extent that the Company's participation in the loan is not repaid in full. The number of stock options canceled will be based upon a Black-Scholes valuation. Collectively, they have options to purchase 275,000 shares of the Company's Common Stock at $3.00 per share and 275,000 shares at $5.00 per share. In 1994, the Company paid approximately $234,500 to the entity that purchased the properties to settle title disputes.

SECTION 16 REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Security Dealers, Inc. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1994 to March 31, 1995, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Dale F. Dorn, John C. Dorn and Michael B. Yanney each failed to file a monthly report of one transaction, but such transactions were reported in their year-end reports on Form 5, which were timely filed.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders of the Company, the Board has designated the firm of KPMG Peat Marwick LLP, Suite 2300, 707 Seventeenth Street, Denver, Colorado 80202 as independent auditors to examine and audit the Company's financial statements for the year 1995. This firm has audited the Company's financial statements for approximately 45 years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give the shareholders of the Company the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A majority of the vote represented at the meeting by shares of Common Stock entitled to vote is required to ratify the appointment of KPMG Peat Marwick LLP.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions. A representative of the firm was present at the last Annual Meeting for the same purpose.

    A majority of the votes represented at the meeting by shares of Common Stock entitled to vote is required for approval of the Directors' Stock Plan. The shares represented by proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted for approval of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               SHAREHOLDER PROPOSALS

    Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 1996 Annual Meeting of Shareholders must be received by Daniel L. McNamara, Secretary, at 1500 Colorado National Building, 950 - 17th Street, Denver, CO 80202, no later than December 2, 1995.

                             GENERAL AND OTHER MATTERS

    The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the meeting, or any adjournment thereof, the persons named in the proxy will vote it for the election of such other person for such directorship as the Board of Directors may recommend unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee named herein will be unwilling or unable to serve as a director.

    On May 24, 1994, the Company renewed Directors and Officers Liability Coverages designed to indemnify the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the performance of their duties and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This type of coverage was originally purchased by the Company on May 24, 1978. The 1994 renewal was for a one-year period. Primary insurance of $10,000,000 was renewed with National Union Fire Insurance Company and the excess insurance coverage of $10,000,000 was renewed with Reliance Insurance Company and National Union Fire Insurance Company for a total coverage of $20,000,000. Aggregate premiums for the 12-month period ending May 24, 1995 are $510,122. No claims have been filed and no payments have been made to the Company or its subsidiaries or to any of their directors or officers under this coverage.

    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted by the New York Business Corporation Law ("BCL"), as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (b) the director personally gained a financial profit or other advantages to which he was not legally entitled; or (c) the director's acts violated Section 719 of the BCL which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the BCL will be jointly and severally liable for any injury resulting from such action.

    The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses. The Company has retained Morrow & Co., Inc. to assist in such solicitation and has agreed to pay reasonable and customary fees for its services and to reimburse it for reasonable out-of-pocket expenses in connection therewith.

    The Company hereby incorporates by reference into this Proxy Statement the following information from its Annual Report on Form 10-K which is included in the Forest Oil Corporation 1994 Annual Report being delivered herewith: Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data.

    You are urged to  complete, sign, date and return your  proxy promptly.  You
may  revoke your  proxy at  any time  before it  is voted.    If you  attend the
meeting, as we hope you will, you may vote your shares in person.

                              By order of the Board of Directors


                              DANIEL L. McNAMARA
                              SECRETARY

April _____, 1995

                                                                  EXHIBIT A


                             FOREST OIL CORPORATION

                     1995 NONEMPLOYEE DIRECTORS' STOCK PLAN


                            I.  PURPOSE OF THE PLAN

     The FOREST OIL CORPORATION 1995 NONEMPLOYEE DIRECTORS' STOCK PLAN (the "Plan") is intended to promote the interests of FOREST OIL CORPORATION, a New York corporation (the "Company"), and its shareholders by helping to award and retain highly-qualified independent directors, and allowing them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Accordingly, the Company shall grant to directors of the Company who are not employees of the Company or any of its subsidiaries ("Nonemployee Directors") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan shall be options which do not constitute incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended. In addition, as hereinafter set forth, the Company shall award to Nonemployee Directors shares of Stock in lieu of the payment of directors' fees.

                         II.  OPTION AGREEMENTS

     Each Option shall be evidenced by a written agreement in the form attached to the Plan.

                      III.  ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are Nonemployee Directors of the Company. Each Nonemployee Director who serves in such capacity or is elected to the Board of Directors of the Company (the "Board") on the effective date of the Plan shall receive, as of such date and without the exercise of the discretion of any person or persons, an Option exercisable for 10,000 shares of Stock. As of the date of the annual meeting of the shareholders of the Company in each year after the effective date of the Plan that the Plan is in effect as provided in Paragraph VI hereof, each Nonemployee Director then in office or elected to the Board on such date shall receive, as of such date and without the exercise of the discretion of any person or persons, an Option exercisable for 10,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding). If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Nonemployee Director of an Option for the number of shares provided herein (determined after the award of shares of Stock as of such date pursuant to Paragraph VI hereof), each Nonemployee Director shall receive an Option for his or her pro-rata share of the total number of shares of Stock then available under the Plan.

All Options granted under the Plan shall be at the Option price set forth in Paragraph V hereof and shall be subject to adjustment as provided in Paragraph VIII hereof.

                     IV.  SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan and awarded pursuant to Paragraph VI hereof shall not exceed 900,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3, as currently in effect or hereafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

                            V.  OPTION PRICE

     The purchase price of Stock issued under each Option shall be the fair market value of Stock subject to the Option as of the date the Option is granted. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Board in such manner as it deems appropriate.

                              VI.  STOCK AWARDS

     In lieu of the cash payment of directors' fees by the Company to Nonemployee Directors during the term of the Plan, as soon as administratively feasible (a) each Non-Employee Director shall be issued shares of Stock with a value of $20,000 annually on the date of the Company's Annual Meeting of Shareholders and shares of Stock with a value of $2,500 for attendance in person at each meeting or series of meetings of the Board of Directors, (b) each member of the Compensation and Audit Committees shall be issued shares of Stock with a value of $1,000 for attendance in person at each meeting of such committees up to a maximum of shares of Stock with a value of $4,000 per year per committee,
(c) any Non-Employee Director serving on the Executive Committee shall be issued shares of Stock with a value of $50,000 annually. The value of shares issued annually will be determined as of the date of the Company's Annual Meeting of Shareholders. The value of shares of Stock issued for attendance at Board meetings or meetings of the Audit or Compensation Committees will be determined as of the date of such meetings.

     For purposes of payment of directors' fees under the Plan, the value of a share of Stock on a particular date will be based upon the arithmetic average of the last reported sales price of the Stock for the 10 consecutive trading days ending on the tenth calendar day prior to such date. The "last reported sales price" of the Stock on any date means the last reported sales price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the NASDAQ/NMS, or if the Stock is not listed on the NASDAQ/NMS, the principal United States securities exchange on which the Stock is traded or, if the Stock is not listed on the NASDAQ/NMS or a United States national or regional stock exchange, as reported by NASDAQ or the National Quotation Bureau Incorporated, or if the Stock is not so listed or if such last reported sale price and closing bid are not reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be determined by the Board of Directors in good faith, such determination to be conclusive. "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System. "NASDAQ/NMS" means the National Market System of the NASDAQ.

                            VII.  TERM OF PLAN

     The Plan shall be effective on the date the Plan is approved by the shareholders of the Company. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options or awards pursuant to Paragraph VI hereof shall be granted after the expiration of ten years from the date of its adoption by the shareholders of the Company.

                   VIII.  RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised
(i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                   IX.  AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options or awards pursuant to Paragraph VI hereof have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options or awards pursuant to Paragraph VI hereof or extend the term of the Plan, without the approval of the shareholders of the Company. Without limiting the scope of the preceding provisions of this Paragraph IX, the Board may at any time terminate the granting of Options under the Plan while permitting awards pursuant to Paragraph VI hereof to continue or the Board may at any time terminate awards pursuant to Paragraph VI hereof while permitting the granting of Options to continue. Notwithstanding the preceding provisions of this Paragraph IX, the Board may not amend the Plan during the six-month period beginning on the effective date of the Plan, and, thereafter, the Board may not amend the Plan more than once in any six-month period.

                              X.  SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to Paragraph VI hereof or pursuant to any Option granted under the Plan at any time when the offering of such shares has not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option or awards pursuant to Paragraph VI hereof made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option or award would disqualify the Plan or such Option or award under, or would otherwise not comply with, Rule 16b-3, such provision or Option or award shall be construed or deemed amended to conform to Rule 16b-3.

                  NONEMPLOYEE DIRECTOR'S STOCK OPTION AGREEMENT


     AGREEMENT made as of the ______ day of ________________, 19___, between FOREST OIL CORPORATION, a New York corporation (the "Company"), and ("Director").

     To carry out the purposes of the FOREST OIL CORPORATION 1995 NONEMPLOYEE DIRECTORS' STOCK PLAN (the "Plan"), a copy of which is attached hereto as Exhibit A, by affording Director the opportunity to purchase shares of common stock of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Director the right and option ("Option") to purchase all or any part of an aggregate of ______ shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $_______ per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

     3. EXERCISE OF OPTION. [FOR OPTIONS GRANTED ON THE DATE OF THE 1995 ANNUAL MEETING OF THE COMPANY'S SHAREHOLDERS: Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, at any time and from time to time after the date of grant hereof.] [FOR OPTIONS GRANTED ON THE DATE OF A SUBSEQUENT ANNUAL MEETING OF THE COMPANY'S SHAREHOLDERS: Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

                                              PERCENTAGE OF SHARES
          NUMBER OF FULL YEARS               THAT MAY BE PURCHASED
          --------------------               -----------------------
            Less than 1 year                         20%
                 1 year                              40%
                 2 years                             60%
                 3 years                             80%
            4 years or more                         100%


     Notwithstanding the foregoing, if (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company (each such event is referred to herein as a "Corporate Change"), then effective as of the earlier of (1) the date of approval by the shareholders of the Company of such merger, consolidation, sale, lease or exchange of assets or dissolution or such election of directors or (2) the date of such Corporate Change, this Option shall be exercisable in full.]

     This Option and all rights granted hereunder are not transferable by Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during Director's lifetime only by Director or Director's guardian or legal representative. This Option may be exercised only while Director remains a member of the Board of Directors of the Company (the "Board") and will terminate and cease to be exercisable upon Director's termination of membership on the Board, except that:

          (a) If Director's membership on the Board terminates by reason of disability, this Option may be exercised in full by Director (or Director's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) at any time during the period of one year following such termination.

          (b) If Director dies while a member of the Board, Director's estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director, may exercise this Option in full at any time during the period of one year following the date of Director's death.

          (c) If Director's membership on the Board terminates for any reason other than as described in (a) or (b) above, this Option may be exercised by Director at any time during the period of three months following such termination, or by Director's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during a period of one year following Director's death if Director dies during such three-month period, but in each case only as to the number of shares Director was entitled to purchase hereunder upon exercise of this Option as of the date Director's membership on the Board so terminates.

This Option shall not be exercisable in any event after the expiration of ten years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (A) in cash (including check, bank draft or money order payable to the order of the Company), (B) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (C) any combination of cash or Stock. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Director shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Director, Director (or the person permitted to exercise this Option in the event of Director's death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Director for federal or state income tax purposes, Director shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Director fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Director any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Director upon such exercise.

     5.        STATUS OF STOCK.   The Company intends to register for issuance
under the Securities Act of 1933, as amended (the "Act"), the shares of Stock acquirable upon exercise of this Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Director (or the person permitted to exercise this Option in the event of Director's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     Director agrees that the shares of Stock which Director may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Director also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws,
(ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

     7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all as of the day and year first above written.


                              FOREST OIL CORPORATION



                              By:
                                 ---------------------------



                                 ----------------------------
                                          Director

                               FOREST OIL CORPORATION

                       PROXY SOLICITED BY BOARD OF DIRECTORS
                         FOR ANNUAL MEETING OF SHAREHOLDERS


   The undersigned shareholder of Forest Oil Corporation, a New York corporation (the Company), hereby appoints William L. Dorn, Daniel L. McNamara and Linda M. Trulick, or any one of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, Par Value $.10 Per Share, of the Company which are entitled to one vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, on Wednesday, May 10, 1995, at 10:00 A.M., M.D.T., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

     1. Amend the Company's By-laws to decrease the minimum number of Directors in each class from three (3) to two (2);

     2.  Elect two (2) Class I Directors;

     3.  Consider and vote upon the ratification of the appointment of KPMG
         Peat Marwick LLP as independent auditors for the Company for the fiscal year ended December 31, 1995;

     4.  Approve Stock Plan for Non-Employee Directors; and

     5. Vote upon such other matters as may be properly brought before the meeting or any adjournment thereof hereby revoking all previous proxies and ratifying all that any of said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

   IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE ABOVE PROPOSALS AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company.

          (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)

                                    FOREST OIL CORPORATION

Common Stock Proxy One (1) Vote Per Share
PLEASE MARK VOTES / / or /X/

The Board of Directors recommends a Vote FOR the following Proposals:

SPECIAL NOTES

I PLAN TO ATTEND THE MEETING / /

No. 1.  Amend By-Laws to decrease the number
        of Directors in each class from three to two.

FOR   AGAINST   ABSTAIN
/ /     / /       / /

No. 2.  Election of Directors.
        Nominees are William L. Dorn and James H. Lee.

FOR  WITHHELD    (To withhold authority to vote for all nominees check the
/ /    / /       block marked "Withheld".  To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                 -------------------------------------------------------------

No. 3.  Ratification of the Appointment
        of Independent Auditors.

FOR   AGAINST   ABSTAIN
/ /     / /       / /



No. 4.  Approve Stock Option Plan
        for non-employee Directors.

FOR   AGAINST   ABSTAIN
/ /     / /       / /


(Signature(s) should agree with names on Stock Certificates as shown herein. Attorneys, executors, administrators, trustees, guardians or custodians should give full title as such.) Please complete, date and sign this proxy and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. No postage is required.

Dated:                         , 1995
      -------------------------
- -------------------------------------
- -------------------------------------
    Signature of Shareholder(s)

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS

- --------------------------
IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK THE APPROPRIATE BOX IN THE SPECIAL NOTES SECTION OF THE PROXY CARD ABOVE.